Exhibit 99.1

BIOATLA APPOINTS EDWARD L. WILLIAMS TO BOARD OF DIRECTORS

SAN DIEGO, CA – December 21, 2021—BioAtla, Inc., a global clinical-stage biotechnology company focused on the development of Conditionally Active Biologic (CAB) antibody therapeutics, today announced that Edward L. (Eddie) Williams has been appointed to the BioAtla Board of Directors and has agreed to serve on the Audit Committee of the Board. Mr. Williams has extensive executive experience in the biopharmaceutical industry and as a member of the board of directors of a biotechnology company in late-stage clinical development. Jay M. Short, Ph.D., Chairman of the Board and Chief Executive Officer, stated, “Eddie’s career of demonstrated success and knowledge in growing biopharmaceutical businesses complements the notable skills and experience of our current directors, and thereby makes an especially valuable contribution to our board’s capabilities as BioAtla advances into late-stage clinical trials and develops commercialization plans and strategies.”

At Novo Nordisk, Inc. Mr. Williams held positions of increasing responsibility from 2006 when he joined to his retirement in 2017. As Senior Vice President, Biopharmaceuticals, he was responsible for general management of all aspects of Novo Nordisk’s biotechnology business and increased that sector’s revenue by three-fold by achieving market leadership in all three of its therapeutic areas including orphan biotech drugs and devices. He was recognized as Global General Manager of the Year, and he served on the global boards of strategy, commercial, marketing, management and business development.

From 2003-2006, Mr. Williams served as Vice President, Sales of the Respiratory and Dermatology business unit of Novartis Pharmaceuticals. Mr. Williams began his career in biopharmaceuticals in 1980 with The Upjohn Company (Pharmacia, now Pfizer) in marketing and sales roles rising to Regional Vice President – Sales for the Northeast Region in 2001-2003.

Since March 2020, Mr. Williams has served as special advisor to the CEO of Ascendis Pharma, Inc., a clinical stage and commercial biopharmaceutical company. From August 2020 to May 2021 he served as its interim US Chief Commercial Officer in preparation for its first commercial launch.

Since 2018, Mr. Williams has served as a member of the Board of Directors of Catalyst Biosciences, Inc., a clinical-stage biopharmaceutical company, and has served on that board’s audit committee, compensation committee and currently serves on the governance and nominating committee. Mr. Williams’ contribution and service to the biotechnology industry is exemplified by his service from 2015-2017 on the Board of Directors, and several of its committees, of the Biotechnology Innovation Organization (BIO). Mr. Williams holds a Bachelor of Science degree from Marshall University.

About BioAtla, Inc.

BioAtla is a global clinical-stage biotechnology company with operations in San Diego, California, and in Beijing, China through our contractual relationship with BioDuro-Sundia, a provider of preclinical development services. Utilizing its proprietary Conditionally Active Biologics (CAB) technology, BioAtla develops novel, reversibly active monoclonal antibody and other protein therapeutic product candidates. CAB product candidates are designed to have more selective targeting, greater efficacy with lower toxicity, and more cost-efficient and predictable manufacturing than traditional antibodies. BioAtla has extensive and worldwide patent coverage for its CAB technology and products with more than 500 patents, more than 250 of which are issued. Broad patent coverage in all major markets include methods of making, screening and manufacturing CAB product candidates in a wide range of formats and composition of matter coverage for specific products. BioAtla has two first-in-class CAB programs currently in Phase 2 clinical testing in the United States, mecbotamab vedotin, BA3011, a novel conditionally active AXL-targeted antibody-drug conjugate (CAB-AXL-ADC), and ozuriftamab vedotin, BA3021, a novel conditionally active ROR2-targeted antibody-drug conjugate (CAB-ROR2-ADC). The investigational CAB-CTLA-4 antibody, BA3071, is a novel CTLA-4 inhibitor designed to reduce systemic toxicity and potentially enable safer combination therapies with checkpoint inhibitors such as anti-PD-1 antibody. To learn more about BioAtla, Inc. visit www.bioatla.com.

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Contact:

Richard Waldron

Chief Financial Officer

BioAtla, Inc.

rwaldron@bioatla.com

858.356.8945

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